Exhibit 99.1

XM ANNOUNCES LONG TERM DATA SERVICES AGREEMENT WITH

TOYOTA MOTOR SALES, USA, INC.;

TOYOTA TO OFFER XM RADIO AS A FACTORY-INSTALLATED OPTION

Washington D.C., December 07, 2004 — XM Satellite Radio (NASDAQ: XMSR), America’s number one satellite radio service with more than 2.5 million subscribers, today announced that Toyota has selected XM as its supplier for satellite delivered data services for Toyota, Lexus and Scion vehicles. In addition, Toyota will offer XM radios as a factory-installed option in Toyota and Lexus vehicles. The first vehicles factory-installed with XM radios will be available in 2006. Toyota will expand the factory-installed availability of XM’s satellite radio and data services to additional Toyota and Lexus models in the future. Plus, Toyota will expand the number of models offering XM as a dealer-installed option in 2005.

“We are delighted that Toyota has chosen to make our satellite radio and data services available as a factory-installed feature for its millions of customers,” said Hugh Panero, CEO and President of XM Satellite Radio.

“Information services and compelling entertainment options like XM Satellite Radio are rapidly becoming ‘must- have’ features for today’s automotive buyer,” said David Danzer, Group V.P., Product Planning, Toyota Motor Sales. “This agreement with XM is a key element of our plan to deliver industry-leading data services and programming as factory-installed features in our Toyota and Lexus vehicles.”

Today, as a part of the Genuine Toyota Accessories program, XM is available as a dealer-installed option on the following 10 models: Toyota Camry, Toyota Land Cruiser, Toyota Solara Convertible, Toyota Solara Coupe, Lexus ES 330, Lexus LS 430, Lexus LX 470, Scion tC, Scion xA and Scion xB. In 2005, Toyota will expand the number of models offering XM as a dealer-installed option, including the Toyota Avalon and Lexus GS 330.

About XM Satellite Radio

XM (Nasdaq: XMSR) is America’s #1 satellite radio service with more than 2.5 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville at the Country Music Hall of Fame, XM’s 2004 lineup includes more than 130 digital channels of choice from coast to coast: 68 one-hundred-percent commercial-free music channels, featuring hip hop to opera, classical to country, bluegrass to blues; more than 40 channels of premier sports, talk, comedy, children’s and entertainment programming; and 21 channels of the most advanced traffic and weather information for major metropolitan areas nationwide. XM was named Best Radio Service at the 2004 Billboard Digital Entertainment Awards. Popular Science recently chose XM products for two prestigious “Best of What’s New 2004” Awards. As the Official Satellite Radio Network for Major League Baseball (MLB) and the Exclusive Satellite Radio Service for NASCAR, as well as the Official Satellite Radio Service for ACC, PAC-10 and Big-10 collegiate football and basketball, XM Satellite Radio is the industry leader in sports radio programming, offering thousands of live sporting events each year.

XM, the leader in satellite radio for the automobile market through partnerships with General Motors and Honda, among others, is available in more than 110 different car models for 2005. XM also is available in Avis rental cars and will soon be available on

JetBlue and AirTran Airways. Additionally, consumers can experience XM over the Internet through XM Radio Online at http://listen.xmradio.com. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

About Toyota Motor Sales

Toyota Motor Sales (TMS), U.S.A., Inc. is the marketing, sales, distribution and customer service arm of Toyota, Lexus and Scion in the United States, marketing products and services through a network of 1415 Toyota, Lexus and Scion dealers in 49 states. Established in 1957, TMS and its subsidiaries also are involved in distribution logistics, motor sports, R&D and general aviation. The company’s main Web site is www.toyota.com.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, XM’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-15-04. Copies of the filing are available upon request from XM Radio’ s Investor Relations Department.

Media Contact:

Chance Patterson

Phone: 202-380-4318

chance.patterson@xmradio.com